Exhibit 99.1
JLL Income Property Trust
Announces iCapital ® Partnership to
Deliver Core Real Estate to Private Wealth Market

Chicago (December 12, 2024) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.6 billion in portfolio equity and debt investments, today announced a partnership with iCapital1, the global fintech platform driving the world’s alternative investment marketplace for the wealth and asset management industries.

The partnership results in JLL Income Property Trust being available on iCapital Marketplace. The platform provides financial advisors with best-in-class technology, tools, and education to invest in alternative investments.

“Successful wealth managers have recognized the limitations of the traditional 60/40 portfolio and have embraced alternative investments,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “By reducing barriers to entry, iCapital has made it easy for advisors to access alternative investment options like ours.”

"We’re proud to partner with JLL Income Property Trust to expand wealth manager’s access to its core real estate strategy," said Steve Houston, Co-Head of iCapital Solutions at iCapital. "This partnership demonstrates our unwavering commitment to providing financial advisors and their high-net-worth clients with innovative, simplified, and efficient opportunities to access alternative investments like JLL Income Property Trust."

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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1 iCapital, Inc. and its affiliates (together, “iCapital”)

About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management | Investing Today. For Tomorrow.
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages $88.2 billion of assets in private and public real estate equity and debt investments as of Q3 2024. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit www.lasalle.com, and LinkedIn.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:
Alissa Schachter
LaSalle Investment Management
Telephone: +1 (312) 228-2048
Email: alissa.schachter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com